Exhibit 4.1
REDENVELOPE, INC
RESTRICTED STOCK AWARD AGREEMENT
     THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated March 1, 2006 (the “Grant Date”) between RedEnvelope, Inc., a Delaware corporation (“Company”), and Kenneth Constable (the “Employee”), is entered into as follows:
     WHEREAS, the hiring and employment of the Employee is considered by the Company to be important for the Company’s continued growth; and
     WHEREAS, in order to induce the Employee to join the Company as its Chief Executive Officer and to assure his continued commitment to the success of the Company, the Board of Directors of the Company (the “Board”) has determined that the Employee shall be granted shares of the Company’s common stock (as further defined in Section 10(e) below, the “Shares”), subject to the terms and conditions stated below.
     THEREFORE, the parties agree as follows:
1. Grant of Shares. Subject to the terms and conditions of this Agreement, the Company hereby grants and issues to the Employee 200,000 Shares, and the Employee hereby purchases such Shares at a purchase price of $0.01 per Share for a total purchase price of $2,000.00 (payable by check upon execution of this Agreement on the Grant Date). The Company, in conformance with its standard procedures, shall issue the Shares either in certificate or book entry form.
2. Vesting Schedule; Forfeiture Conditions.
     (a) Vesting. So long as the Employee’s employment relationship with the Company continues such that there is no interruption or termination of Employee’s Continuous Service Status (as defined below) during the following vesting term, the interest of the Employee in the Shares shall vest and become nonforfeitable as follows: 25% of the Shares are vested and nonforfeitable on the Grant Date, 1/36 of the total number of Shares will vest and become nonforfeitable on the 13 month anniversary of the Employee’s hire date (February 21, 2006) and 1/36 of the total number of Shares will vest and become nonforfeitable on each monthly anniversary of the hire date thereafter. Therefore, provided the Employee has not experienced a termination of his Continuous Service Status prior to the close of business on the fourth anniversary of his hire date, his interest in the Shares shall become fully vested and nonforfeitable on February 21, 2010. Additional (accelerated) vesting of the Shares may apply under the circumstances specified in Section 3 below.
     (b) Forfeiture. In the event of a voluntary or involuntary termination of the Employee’s Continuous Service Status for any reason (including death or disability), with or without Cause, while holding unvested Shares, such unvested Shares shall automatically be forfeited to the Company immediately upon such termination (the “Termination Date”). In the event any Shares are forfeited pursuant to the preceding sentence, the Company shall deliver to the Employee within 30 days of the Termination Date a check for an amount equal to $0.01 times the number of Shares so forfeited; provided however that, without regard to the date the Company delivers such check to the Employee, the transfer and reacquisition of the Shares by the Company shall occur immediately upon termination of the Employee’s Continuous Service Status and neither the Employee nor any of his successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such Shares. If certificates for any such forfeited Shares containing restrictive legends shall have theretofore been delivered to the Employee (or his legatees or personal representative), such certificates shall be returned to the Company, complete with any necessary signatures or instruments of transfer that the Company deems necessary to complete the transfer and reacquisition of the unvested Shares pursuant to the first sentence of this Section 2(b). Any forfeiture will be effected by the Company in such manner and to such degree as the Compensation Committee of the Board, in its sole discretion, determines, and will in all events be subject to applicable laws.

     (c) Enforcement of Restrictions. To enforce any restrictions on the Shares, the Board may require the Employee to deposit the certificates representing the Shares, with stock powers or other transfer instruments approved by the Board endorsed in blank, with the Company or an agent of the Company to hold in escrow until the restrictions have lapsed or terminated. The Board may also cause a legend or legends referencing the restrictions be placed on the certificates.
3. Termination of Service.
     (a) Except as set forth in Section 3(b) below, if the Employee’s Continuous Service Status is terminated by the Company without Cause (as defined below), by the Employee’s death, by the Employee’s disability or by the Employee for Good Reason (as defined below), the vesting of the Shares shall accelerate such that 25% of the then-unvested Shares will become vested and nonforfeitable as of the Employee’s Termination Date and immediately prior to such termination.
     (b) In the event that the Company undergoes a Change of Control (as defined below) and within the period ending six months following the closing of the Change of Control the Employee’s Continuous Service Status is terminated by the Company, without the Employee’s consent, other than for Cause or the Employee terminates his Continuous Service Status for Good Reason, the vesting of the Shares shall accelerate such that 50% of the then-unvested Shares will become vested and nonforfeitable as of the Employee’s Termination Date and immediately prior to such termination.
     (c) In the event that the Company undergoes a Change of Control (as defined below) and within the period ending six months following the closing of the Change of Control, the Employee terminates his Continuous Service Status without Good Reason, the vesting of the Shares shall accelerate such that 25% of the then un-vested Shares will become vested and nonforfeitable as of the Employee’s Termination Date and immediately prior to such termination.
     (d) Subject to Section 2 and the prior subsections of this Section 3, in the event the Company undergoes a Change of Control while the Employee holds unvested, forfeitable Shares, the successor to the Company shall assume the Company’s rights with respect to the forfeiture restrictions set forth above.
4. Transfer Restrictions. Except as otherwise provided for in this Agreement, the Shares or rights granted hereunder may not be sold, pledged or otherwise transferred until the Shares become vested and nonforfeitable in accordance with Sections 2 and 3.
5. Stockholder Rights. The Employee shall be entitled to all of the rights and benefits generally accorded to stockholders with respect to the Shares. All dividends on Shares that are subject to any restrictions, including vesting, shall be subject to the same restrictions, including those set forth in Section 2, as the Shares on which the dividends were paid.
6. Taxes.
     (a) The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant and the vesting of Shares hereunder, or any other transaction or event occurring with respect to the Shares if and to the extent required by applicable law. In the event that the Company is required to withhold taxes at the time the Shares vest and the restrictions on the Shares lapse (or at such other time as required by applicable laws, including in connection with the filing of the Section 83(b) election described below), and the Employee shall make a cash payment in an amount necessary to satisfy applicable required withholding taxes, surrender a sufficient number of whole Shares acquired under this Agreement as are necessary to satisfy the applicable minimum statutory withholding amount or satisfy the payment of the withholding taxes in a form agreed to by the Company. The Employee will receive a cash refund for any fraction of a surrendered Share not necessary for required withholding taxes. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its affiliates and subsidiaries, which are qualified to deduct tax at source, to deduct all applicable required withholding taxes from the Employee’s compensation. The

Employee agrees to pay any amounts that cannot be satisfied from wages or other cash compensation, to the extent permitted by law. For purposes of this Agreement, the Company shall calculate any applicable income required to be recognized and withholding taxes arising in connection with the issuance or vesting of the Shares using the same method of determining fair market value of a share of its common stock as the Company uses in determining fair market value under its 1999 Stock Plan.
     (b) The Employee understands that Section 83(a) of the Internal Revenue Code of 1986, as amended (the “Code”), taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of (i) the date of issuance of the Shares in the case of vested Shares that are not subject to a substantial risk of forfeiture, and (ii) the date forfeiture restrictions on the Shares lapse. In this context, “restrictions” mean the forfeiture obligation in the event of the Termination of the Employee’s service with the Company as set forth in Sections 2 and 3 of this Agreement and the restriction on transferability as set forth in Section 4 of this Agreement. The Employee understands that the Employee may elect to be taxed as to the unvested Shares at the time such Shares are issued, based on the value of the Shares at the issuance date rather than when and as the forfeiture restrictions lapse (on the vesting dates), by filing an election under Section 83(b) (an “83(b) Election”) of the Code with the Internal Revenue Service within 30 days from the date of issuance. The Employee acknowledges that the foregoing is only a summary of the effect of United States federal income taxation with respect to issuance and vesting of the Shares hereunder, and does not purport to be complete. The Company has directed the Employee to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which Employee may reside, the tax consequences of the Employee’s death, and the decision as to whether or not to file an 83(b) Election (as well as appropriate advice and assistance with the actual filing of any such 83(b) Election) in connection with the issuance of the Shares. The Company has not provided any tax advice to the Employee in connection with the issuance of the Shares hereunder.
     (c) Regardless of any action the Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him is and remains the Employee’s responsibility and that the Company (i) makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this issuance of Shares, including the vesting of the Shares or the subsequent sale of the Shares; and (ii) does not commit to structure the terms or any aspect of this issuance of Shares to reduce or eliminate the Employee’s liability for Tax-Related Items. Prior to the vesting of the Shares, the Employee shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Employee’s receipt of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.
7. At-Will Employment. By accepting this grant of the Shares, the Employee acknowledges and agrees that the grant of the Shares shall not create a right to further employment with the Company, shall not create an employment agreement between the Employee and the Company and shall not interfere with the ability of the Company to terminate the Employee’s employment relationship at any time with or without Cause and it is expressly agreed and understood that employment is terminable at the will of either party.
8. Changes in Capitalization. Subject to any required action by the stockholders of the Company or any other action required by applicable laws, the number of Shares covered by this Agreement and the price per Share of the Shares (including the price referred to in Section 2(b) above) shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company’s common stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Company’s common stock (including any change in the number of shares of the Company’s common stock effected in connection with a change of domicile of the Company), or any other increase or decrease in the number of issued shares of the Company’s common stock effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of the Shares.
9. Conditions Upon Issuance of Shares. Notwithstanding any other provision of this Agreement, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under this Agreement unless such issuance or delivery would comply with applicable laws, with such compliance determined by the Company in consultation with its legal counsel.
10. Definitions.
     (a) For purposes of this Agreement “Cause” for termination of the Employee’s Continuous Service Status will exist if the Employee: (i) commits a felony or any crime involving dishonesty, breach of trust, moral turpitude, or harm to any person; (ii) engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of any the Company property, misappropriation of trade secrets, fraud or embezzlement; (iii) commits a material breach of his Employment Agreement with the Company dated February 18, 2006 (the “Employment Agreement”) or his Proprietary Information with the Company dated February 21, 2006, which breach, if curable, is not cured within thirty (30) days after written notice to the Employee from the Company; or (iv) willfully refuses to implement or follow a lawful policy or directive of the Company, which breach, if curable, is not cured within thirty (30) days after written notice to the Employee from the Company. The foregoing definition does not in any way limit the Company’s ability to terminate the Employee’s employment at any time, and the term “Company” will be interpreted to include any subsidiary, parent or affiliate, as appropriate.
     (b) For purposes of this Agreement “Change of Control” means
          (1) a sale of all or substantially all of the Company’s assets; or
          (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or
          (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; or
          (4) the individuals who, as of the effective date of the Company’s initial public offering of its securities, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least 50% of the Board; provided however that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least 50% of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.
     (c) For purposes of this Agreement “Continuous Service Status” means the absence of any interruption or termination of service as an employee to the Company or a parent, subsidiary or affiliate. Continuous Service Status shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Board, provided that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its parent(s), subsidiaries, affiliates or their respective successors.

     (d) For purposes of this Agreement “Good Reason” means the occurrence of one or more of the following without the Employee’s express written consent: (i) a material diminution in the Employee’s title, duties, responsibilities or authority with the Company; (ii) a reduction in the Employee’s salary, bonus, benefits or other compensation; (iii) the Company’s unreasonable failure to pay the Employee any compensation due to him under his Employment Agreement, which failure is not cured within thirty (30) days’ after written notice by the Employee to the Company of such failure; (iv) relocation of the Company’s headquarters more than 75 miles from San Francisco, California; or (v) a material breach by the Company of its obligations under the Employment Agreement.
     (e) For purposes of this Agreement, “Shares” refers to the Shares and all securities received in replacement of the Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which the Employee is entitled by reason of the Employee’s ownership of the Shares.
11. Miscellaneous.
     (a) The Company shall not be required to treat as the owner of Shares, and associated benefits hereunder, any transferee to whom such Shares or benefits shall have been so transferred in violation of this Agreement.
     (b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
     (c) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at Employee’s address then on file with the Company.
     (d) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee. This Agreement is governed by the laws of the state of Delaware.
     (e) The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

REDENVELOPE, INC.
Accepted by Employee:

By

[Officer Name]
[Title]
RETAIN THIS AGREEMENT FOR YOUR RECORDS

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